CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in this registration statement on Form SB-2 dated February 6, 2003 of our report dated April 15, 2002, relating to the financial statements of Capital Tech, Inc. as of December 31, 2001 and to the reference to our firm under the caption EXPERTS in the registration statement.




James E. Scheifley & Associates, P.C.
Certified Public Accountants


February 6, 2003
Dillon, Colorado